SECURITIES AND EXCHANGE COMMISSION
                  WASHINGTON, D.C. 20549

                        ___________


                         FORM 8-K

                      Current Report
                        Pursuant to
                  Section 13 or 15(d) of
            The Securities Exchange Act of 1934


Date of Report (Date of Earliest Event Reported): March 9,
                           1998



                        ___________


                       NORTEK, INC.
  (Exact name of Registrant as specified in its charter)

     DELAWARE            1-6112                     Q5-
10314991
(State or other jurisdiction                     (Commission
File Number)             (I.R.S. Employer
of Incorporation)                                 I.D.
Number)


                        ___________


     50  Kennedy Plaza, Providence. Rhode Island02903-2360
     (Address of Principal Executive Offices) (Zip Code)


               (401) 751-1600
     Registrant's Telephone Number including area code



Item 5.   Other Events.

On  March  9,  1998,  the Company through  a  wholly-owned
subsidiary, entered into an agreement (the "Agreement") to
purchase  NuTone,  Inc.,  a  wholly-owned  subsidiary   of
Williams  plc, for approximately $242.5 million  in  cash.
The acquisition is subject to the requirements of the Hart-
Scott-Rodino  Antitrust Improvements  Act.  In  connection
with  its  review of the acquisition under  the  Act,  the
Federal  Trade  Commission ("FTC") has  issued  a  "second
request"   for   certain  additional   information.    The
Agreement provides that completion of the acquisition is to take place within 45 days of clearance by the FTC. The
FTC has taken no position with respect to the transaction and there can be no assurance that the transaction, as proposed, will be consummated. If the acquisition is not consummated, the Company expects that it would incur an approximately $3,000,000 ($0.31 per diluted share) net after tax charge to its earnings as a result of fees, expenses and other acquisition related costs. The Company intends to finance the acquisition and its working capital needs through available cash, proceeds from dispositions and from debt and/or equity financings.

NuTone  is  a  leading U.S. manufacturer and  supplier  of
built-in home products for use in residential construction
and  remodeling.   Based  in Cincinnati,  Ohio,  it  sells
primarily  to the North American market and has operations
in  Canada  through  its  wholly-owned  subsidiary  NuTone
Canada,  Inc.   NuTone's  product range  includes  exhaust
fans, range hoods, door chimes, intercoms, central vacuum cleaners and bathroom cabinets and accessories.

In the year ended December 31, 1997, NuTone had sales of approximately $199 million and EBITDA of approximately
$30.2 million. The consideration of $242.5 million is based on the acquired business being debt free at closing, with an agreed level of net assets. The consideration will be subject to adjustment dependent on the actual level of net assets at closing.
                        SIGNATURES


     Pursuant   to  the  requirements  of  the  Securities
Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                          NORTEK, INC.




                          Date: March  12, 1998

                          By:  /s/ Kevin W. Donnelly
                          __________________________

                          Kevin W. Donnelly
                          Title:  Vice President and
                               General Counsel